Exhibit 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED JUNE 30, 2011

Shreveport, La. – Aug. 3, 2011 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2011 of $478,000, an increase of $17,000 compared to net income of $461,000 reported for the three months ended June 30, 2010. Earnings per basic and diluted share were $0.17 for the quarter ended June 30, 2011, compared to earnings of $0.16 per basic and diluted share for the quarter ended June 30, 2010.

The Company reported net income of $1.9 million for the year ended June 30, 2011, compared to $670,000 for the year ended June 30, 2010. Basic and diluted earnings per share were $0.67 for the year ended June 30, 2011, compared to $0.23 for the year ended June 30, 2010.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on December 22, 2010. As a result of the conversion, Home Federal Bancorp, Inc. of Louisiana, a newly formed Louisiana chartered corporation, became the holding company for Home Federal Bank, and Home Federal Mutual Holding Company of Louisiana and the former Home Federal Bancorp, Inc. of Louisiana ceased to exist. As part of the conversion, the Company completed a public offering of common stock that raised $16.9 million in net proceeds and shares of common stock of the former holding company were exchanged for shares of common stock of the Company. Per share amounts for prior periods have been adjusted to reflect the share exchange.

James R. Barlow, Executive Vice President and Chief Operating Officer of the Company, stated: "We are pleased to report that during the year ended June 30, 2011, the Company was successful in increasing its loan portfolio by $32.3 million, or 34.7%, and deposits by $35.9 million, or 30.5%, compared to the respective prior year-end balances.  Our non-interest income also increased $1.8 million, or 204.4%, on a year-over-year basis, primarily reflecting fee income generated by our loans originated for sale.”

Daniel R. Herndon, President and Chief Executive Officer of the Company continued, “While our non-interest expense increased in fiscal 2011, we believe our investments had a significant positive impact on our results for the year.  We attribute the growth in loans and deposits to the addition of new staff, building upon existing banking relationships and the development of new personal and commercial clients. Such growth is a result of the continued implementation of our strategy to build a community bank franchise, which provides products and services to local customers. As always, our goal is building long-term shareholder value, prudent growth and payment of quarterly dividends."

The increase in net income for the three months ended June 30, 2011, resulted primarily from a $281,000, or 17.1%, increase in net interest income and a $64,000, or 25.5%, decrease in income tax expense, partially offset by a $51,000, or 8.0%, decrease in non-interest income, an increase of $219,000, or 14.3%, in non-interest expense and a $58,000 increase in the provision for loan losses.  The increase in net interest income was due to an increase of $223,000, or 9.0%, in total interest income as a result of an increase in volume of interest-earning assets, and a decrease of $58,000, or 6.9%, in interest expense on borrowings and deposits primarily due to a decrease in the average balance of borrowings and overall decrease in rates paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.27% for the three months ended June 30, 2011, compared to 3.38% for the prior year period. The Company’s net interest margin was 3.60% for the three months ended June 30, 2011, compared to 3.78% for the quarter ended June 30, 2010. The decrease in average interest rate spread and net interest margin on a comparative quarterly basis was primarily the result of a change in our interest rate risk management model in the third fiscal quarter which included the laddering of approximately $36.0 million in investment securities with the earliest maturity of 45 days and longest maturity of 24 months.

The decrease in non-interest income was primarily due to a $211,000 decrease in gain on sale of securities, partially offset by a $69,000 increase in other income and a $91,000 increase in gain on loans held for sale.  The Company sells most of its fixed-rate residential mortgage loan originations. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $8,000 due to the hiring of commercial loan officers and other employees, as well as increases of $42,000 in occupancy and equipment, $52,000 in franchise and bank taxes, $53,000 in data processing costs, $23,000 in advertising costs, $21,000 in legal expenses, and $17,000 in miscellaneous non-interest expenses attributable to increases in other general office overhead expenses.  While non-interest expense has increased significantly in fiscal 2011, we expect that it will moderate in future periods. The $94,000 charge to the provision for loan losses during the three months ended June 30, 2011, an increase of $58,000, or 161.1%, over the prior year three month period, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

For the year ended June 30, 2011, the Company reported net earnings of $1.9 million, or diluted earnings per share of $0.67, an increase of $1.3 million, as compared to the $670,000 in net earnings, reported for the year ended June 30, 2010. The increase in net earnings for the year ended June 30, 2011 resulted primarily from a $1.4 million, or 24.5%, increase in net interest income and a $1.8 million increase in non-interest income. These changes were partially offset by a $1.3 million, or 25.3%, increase in non-interest expense, a $265,000, or 39.4%, increase in income taxes and a $317,000 increase in the provision for loan losses. Similar to the quarter ended June 30, 2011, the increase in net interest income for the year ended June 30, 2011, was primarily due to a $1.1 million, or 12.3%, increase in total interest income as a result of an increase in the volume of interest-earning assets and a $272,000, or 7.9%, decrease in interest expense on borrowings and deposits due to a decrease in the average balance of borrowings and overall decrease in average rate paid on interest-bearing liabilities.  The Company’s average interest rate spread was 3.25% for the year ended June 30, 2011, compared to 3.03% for the year ended June 30, 2010. The Company’s net interest margin was 3.60% for the year ended June 30, 2011, compared to 3.48% for the year ended June 30, 2010.  The increases in net interest margin and average interest rate spread on a comparative annual basis are attributable primarily to the implementation of the Company’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank. The increase in non-interest income was primarily due to an increase of $1.2 million, or 178.7%, in gain on sale of loans from the prior year period and the reduction of an impairment loss on securities in the amount of $627,000 from the prior year period and an increase in other non-interest income of $382,000, partially offset by a decrease of $394,000, or 49.5%, in gain on sale of investments.

At June 30, 2011, the Company reported total assets of $233.3 million, an increase of $48.2 million, or 26.0%, compared to total assets of $185.1 million at June 30, 2010.  The increase in assets was comprised primarily of an increase in cash and cash equivalents of $762,000, or 8.6% from $8.8 million at June 30, 2010 to $9.6 million at June 30, 2011, and an increase in net loans receivable of $32.3 million, or 34.7%, from $93.1 million at June 30, 2010, to $125.4 million at June 30, 2011, primarily reflecting the continuing increase in commercial lending during the year ended June 30, 2011.  Investment securities increased $15.0 million, or 22.7%, to $80.8 million at June 30, 2011, compared to $65.8 million at June 30, 2010.  Loans held-for-sale decreased $6.8 million to $6.7 million at June 30, 2011 compared to $13.4 million at June 30, 2010. Management attributes the decrease in loans held for sale at year end to expedited procedures with correspondent banks implemented in fiscal 2011 which resulted in a lower amount of loans held for sale at period end. Total loan originations for the year ended June 30, 2011 were $194.0 million compared to $168.7 million for the year ended June 30, 2010. We held no loan participations with other financial institutions at June 30, 2011. Deposits increased $35.9 million, or 30.5%, to $153.6 million at June 30, 2011, compared to $117.7 million at June 30, 2010.  None of which are brokered deposits. Advances from the Federal Home Loan Bank of Dallas decreased $4.6 million, or 14.7%, to $26.9 million at June 30, 2011, from $31.5 million at June 30, 2010.  At June 30, 2011, the Company had $114,000 of non-performing assets, or 0.05% of total assets at such date, compared to $360,000 or 0.19% of total assets at June 30, 2010.

The following table shows total loans originated and sold during the periods indicated.

	Year Ended June 30,
	2011	2010	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$122,981	$113,753	8.1%
Commercial — real estate secured (owner occupied and non-owner occupied)	20,575	8,645	138.0%
Multi-family residential	3,964	7,780	(49.0)%
Commercial business	14,034	12,877	9.0%
Land	6,400	7,561	(15.4)%
Construction	15,367	11,569	32.8%
Home equity loans and lines of credit and other consumer	10,688	6,488	64.7%
Total loan originations	194,009	168,673	15.0%
Loans sold	(116,503)	(71,554)	62.8%

Shareholders’ equity increased $17.8 million, or 53.4%, to $51.2 million at June 30, 2011, from $33.4 million at June 30, 2010.  The primary reasons for the increase in shareholders’ equity from June 30, 2010, were the vesting of restricted stock awards, stock options and release of employee stock ownership plan shares totaling $233,000, net income of $1.9 million for the year ended June 30, 2011, and net proceeds from common stock issuance of $16.9 million.  This was partially offset by a decrease in the Company’s accumulated other comprehensive income of $670,000, dividends paid of $511,000 and treasury stock acquisitions of $46,000 during the year ended June 30, 2011.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	June 30,
ASSETS	2011	2010
	(Unaudited)
Cash and cash equivalents	$9,599	$8,837
Investment securities	80,764	65,826
Loans held-for-sale	6,653	13,403
Loans receivable, net of allowance for loan losses (2011: $842; 2010: $489)	125,371	93,056
Other assets	10,933	4,023

Total assets	$233,320	$185,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$153,616	$117,722
Advances from the Federal Home Loan Bank of Dallas	26,891	31,507
Other liabilities	1,630	2,551

Total liabilities	182,137	151,780

Shareholders’ equity	51,183	33,365

Total liabilities and shareholders’ equity	$233,320	$185,145

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Year ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total interest income	$2,710	$2,487	$10,297	$9,169
Total interest expense	781	839	3,186	3,458
Net interest income	1,929	1,648	7,111	5,711
Provision for loan losses	94	36	353	36
Net interest income after provision
for loan losses	1,835	1,612	6,758	5,675
Non-interest income	585	636	2,630	864
Non-interest expense	1,755	1,536	6,512	5,196
Income before income taxes	665	712	2,876	1,343
Income taxes	187	251	938	673

NET INCOME	$478	$461	$1,938	$670

EARNINGS(LOSS)PER SHARE(1)
Basic	$0.17	$0.16	$0.67	$0.23
Diluted	$0.17	$0.16	$0.67	$0.23
___________ (1)Prior period amounts were adjusted for comparability using the conversion ratio of 0.9110 due to completion of the second step offering completed on December 22, 2010.

	Three months ended		Year ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Selected Operating Ratios:
Average interest rate spread	3.27%	3.38%	3.25%	3.03%
Net interest margin	3.60%	3.78%	3.60%	3.48%

Asset Quality Ratios(1):
Non-performing assets as a percent of total assets	0.05%	0.19%	0.05%	0.19%
Allowance for loan losses as a percent of non-performing assets	738.60%	135.83%	738.60%	135.83%
Allowance for loan losses as a percent of total loans receivable	0.67%	0.52%	0.67%	0.52%
____________
(1) Asset quality ratios are end of period ratios.

CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
(318) 222-1145

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